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                                                                      Exhibit 11


         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

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

Net income per share was calculated as follows:                             Fiscal Year
                                                                            -----------
                                                                 1996           1995           1994
                                                             ------------------------------------------
  Income (loss) from continuing operations before
     discontinued operations                                  ($1,076,883)    ($130,859)    $   86,807
  Income (loss) from discontinued operations                                 $  241,256    ($2,896,694)
  Net income (loss)                                           ($1,076,883)   $  110,397    ($2,809,887)
  Accrued dividends on preferred stock                           ($17,490)
  Net income (loss) attributable to common shareholders       ($1,094,373)   $  110,397    ($2,809,887)
Primary:
  Weighted average common shares outstanding                    3,068,278     1,804,827      1,334,034
  Incremental shares under stock options and
     warrants computed under the treasury stock
     method using the average market price of the
     issuer's common stock during the periods                     280,758         2,713        134,713
  Incremental shares under convertible preferred stock            220,556
  Weighted average common and common
     equivalent shares outstanding                              3,068,278     1,807,540      1,468,747
  Income (loss) per common share from continuing
     operations                                                     ($.36)        ($.07)    $      .06
  Income (loss) per common share from discontinued
     operations                                                              $      .13         ($1.97)
  Net income (loss) per common share                                ($.36)   $      .06         ($1.91)

Fully diluted:
  Weighted average common shares outstanding                    3,068,278     1,804,827      1,334,034
  Incremental shares under stock options and
     warrants computed under the treasury stock
     method using the market price of the issuer's
     common stock at the end of the periods if higher
     than the average market price                                420,652        13,565        134,713
  Incremental shares under convertible preferred stock            220,556
  Weighted average common and common
     equivalent shares outstanding                              3,068,278     1,818,392      1,468,747
  Income (loss) per common share from continuing
     operations                                                     ($.36)        ($.07)    $      .06
  Income (loss) per common share from discontinued
     operations                                                              $      .13         ($1.97)
  Net income (loss) per common share                                ($.36)   $      .06         ($1.91)
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